Exhibit 99

Release Date:	Further Information:

IMMEDIATE RELEASE	David J. Bursic
October 29, 2013	President and CEO
or
Keith A. Simpson
Vice President and CAO
Phone: 412/364-1913

WVS FINANCIAL CORP. ANNOUNCES FIRST QUARTER ENDED SEPTEMBER 30, 2013

NET INCOME AND EARNINGS PER SHARE

Pittsburgh, PA — WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income of $210 thousand or $0.10 per diluted share, as compared to $385 thousand or $0.19 per diluted share for the same period in 2012. The $175 thousand decrease in net income during the three months ended September 30, 2013 was primarily attributable to a $187 thousand decrease in net interest income, a $36 thousand increase in provisions for loan losses, and a $33 thousand increase in income tax expense, which were partially offset by a $74 thousand decrease in non-interest expense, and a $7 thousand increase in non-interest income. The decrease in net interest income during the three months ended September 30, 2013 was attributable to a $215 thousand decrease in interest income which was partially offset by a $28 thousand decrease in interest expense. The decrease in interest income was primarily attributable to lower yields earned on the Company’s investment and loan portfolios and lower average balances of loans outstanding and investment securities, which were partially offset by higher average balances of mortgage-backed securities, when compared to the same period in 2012. The decrease in loan volumes was primarily due to lower volumes of construction loans and mortgage loans. The lower average balance of investment securities was due to maturities and early redemptions within the investment portfolio. The higher average balance of mortgage-backed securities was attributable to a reallocation of funds into U.S. Government agency floating-rate mortgage-backed securities. The decrease in interest expense was primarily attributable to lower rates paid on deposit accounts and lower average balances of time deposits during the three months ended September 30, 2013 when compared to the same period in 2012. The increase in provisions for loan losses was primarily attributable to provisions recorded due to higher quarter end loan balances at September 30, 2013, as opposed to a credit provision recorded during the quarter ended September 30, 2012, related to lower classified loan balances during that period. The increase in income tax expense was primarily attributable to lower levels of PA tax credits during the three months ended September 30, 2013, when compared to the same period in 2012. The decrease in non-interest expense was primarily attributable to decreases in charitable contributions which were eligible for PA tax credits during the three months ended September 30, 2013, when compared to the same period in 2012, which were partially offset by increases in employee related expenses and federal deposit insurance premiums. The increase in non-interest income for the three months ended September 30, 2013 was primarily attributable to a $26 thousand increase in earnings on bank-owned life insurance, which was partially offset by a $10 thousand decrease in mortgage loan correspondent fee income, an $8 thousand decrease in gains on the sale of investment securities, and a $2 thousand decrease in automated teller machine fee income, when compared to the same period in 2012.

Market interest rates continued to remain low by historical standards throughout the three months ended September 30, 2013. In response to this environment, the Company continued to grow the U.S. Government agency floating rate mortgage-backed securities segment of the balance sheet. These actions allowed us to significantly bolster balance sheet liquidity. As market conditions improve, we anticipate continuing to grow our asset base.

WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania. In January 2009, West View Savings Bank began its second century of service to our communities. The Bank wishes to thank our customers and host communities for allowing us to be their full service bank.

—TABLES ATTACHED—

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WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands except per share data)

	September 30, 2013 (Unaudited)	June 30, 2013 (Unaudited)
Total assets	$295,958	$287,576
Cash and Cash Equivalents	2,467	1,927
Certificates of Deposits	598	598
Investment securities available-for-sale	63,716	77,186
Investment securities held-to-maturity	22,172	26,420
Mortgage-backed securities held-to-maturity	160,532	139,268
Net loans receivable	34,296	31,531
Deposits	143,452	140,524
FHLB advances: long-term	17,500	17,500
FHLB advances: short-term	102,070	96,712
Equity	32,069	31,828
Book value per share – Common Equity	15.58	15.47
Book value per share – Tier I Equity	15.89	15.83
Annualized Return on average assets	0.29%	0.39%
Annualized Return on average equity	2.64%	3.45%
Tier I leverage ratio	11.13%	11.88%

WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED OPERATING DATA

(In thousands except per share data)

	Three Months Ended September 30, (Unaudited)
	2013	2012
Interest income	$1,402	$1,617
Interest expense	344	372

Net interest income	1,058	1,245
Provision for (recovery of) loan losses	12	(24)

Net interest income after provision for (recovery of) loan losses	1,046	1,269
Non-interest income	137	130
Non-interest expense	859	933

Income before income tax expense	324	466
Income taxes	114	81

NET INCOME	$210	$385

EARNINGS PER SHARE:
Basic	$0.10	$0.19
Diluted	$0.10	$0.19

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	2,057,930	2,057,930
Diluted	2,057,930	2,057,930